Exhibit 34-1

KPMG LLP Suite 2300 Three Wachovia Center 401 South Tryon Street Charlotte, NC 28202-1911
Report of Independent Registered Public Accounting Firm
The Board of Directors
Wachovia Bank, National Association:
We have examined Wachovia Bank, National Association’s (the Bank) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the servicing of asset-backed security transactions backed by auto loans on the Bank’s Dealer Financial Services (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(iii), 1122(d)(4)(ix)-(xiii), and 1122(d)(4)(xv), which the Bank has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2008. Appendix A to Management Assessment identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Bank’s compliance with those servicing criteria. Our responsibility is to express an opinion on the Bank’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Bank processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank’s compliance with the servicing criteria.
Our examination disclosed the following material noncompliance with servicing criterion 1122(d)(3)(i)(C) as applicable to the Bank during the year ended December 31, 2008. Asset-Backed Issuer Distribution Reports on Form 10-D to investors were not filed timely with the Commission.
As described in the accompanying Management Assessment, for servicing criteria 1122(d)(4)(ii), the Bank has engaged a vendor to perform the activities required by this servicing criterion. The Bank has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Bank has elected to take responsibility for assessing compliance with the servicing criterion applicable to this vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). As permitted by Interpretation 17.06, the Bank has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criterion applicable to the vendor. The Bank is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criterion as described in its assertion, and we performed no procedures with respect to the Bank’s eligibility to apply Interpretation 17.06.
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.

In our opinion, except for the material noncompliance described above, the Bank complied, in all material respects, with the aforementioned servicing criteria, including servicing criterion 1122(d)(4)(ii) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2008.
Charlotte, North Carolina
March 30, 2009